UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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ENERGY FOCUS, INC.

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Energy Focus Announces Adjournment of Annual Meeting of Stockholders
SOLON, Ohio—May 25, 2022--(BUSINESS WIRE)--Energy Focus, Inc. (NASDAQ:EFOI) (“Energy Focus” or the “Company”), a leader in sustainable, energy-efficient lighting and controls systems and ultraviolet-c light disinfection products for the commercial, military maritime and consumer markets, today announced that the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) scheduled for Wednesday, May 25, 2022 at 9:00 a.m. Eastern Time, was convened and adjourned without any business being conducted due to lack of the required quorum.
A quorum consists of the holders of a majority in voting power of all issued and outstanding stock entitled to vote, including common stock, par value $0.0001 per share, of the Company (“Common Stock”) and Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), being present in person or represented by proxy. At the convening of the Annual Meeting, there was present less than a majority in voting power entitled to vote, either in person or by proxy. The Annual Meeting therefore had no quorum and the meeting was adjourned to 9:00 a.m. Eastern Time on Wednesday, June 15, 2022.
The virtual Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/EFOI2022. We encourage you to access the Annual Meeting before the start time of 9:00 a.m., Eastern Time, on June 15, 2022. Please allow ample time for online check-in, which will begin at 8:45 a.m., Eastern Time, on June 15, 2022.
During the current adjournment, the Company continues to solicit votes from its stockholders with respect to the proposals set forth in the Company’s definitive proxy statement filed with the United States Securities and Exchange Commission (the “SEC”) on April 13, 2022 (the “Proxy Statement”).
Only stockholders of record at the close of business on March 28, 2022 (the “Record Date”) will be entitled to notice of and to vote during the Annual Meeting and any adjournments or postponements thereof. The Company had 6,453,777 shares of Common Stock and 876,447 shares of Series A Convertible Preferred Stock issued and outstanding as of the Record Date. At the time the Annual Meeting was adjourned, proxies had been submitted by stockholders representing approximately 46.3% of voting power of all issued and outstanding stock entitled to vote at the Annual Meeting. Proxies previously submitted in respect of the Annual Meeting will be voted at the adjourned Annual Meeting unless properly revoked, and stockholders who have previously submitted a proxy or otherwise voted need not take any action.
The Company encourages all stockholders of record on March 28, 2022, who have not yet voted, to do so by June 14, 2022 at 11:59 p.m. Eastern Time. Stockholders who have any questions require any assistance with completing a proxy or voting instruction form or who do not have the required materials may contact ir@energyfocus.com.
If the number of additional shares of common stock voted at the adjourned Annual Meeting is not sufficient to reach a quorum, the Company intends to adjourn the Annual Meeting again, which will require the Company to incur additional costs.
About Energy Focus
Energy Focus is an industry-leading innovator of sustainable light-emitting diode (“LED”) lighting and lighting control technologies and solutions, as well as UV-C Disinfection technologies and solutions. As the creator of the first flicker-free LED lamps, Energy Focus develops high quality LED lighting products and controls that provide extensive energy and maintenance savings, as well as aesthetics, safety, health and sustainability benefits over conventional lighting. Our EnFocus™ lighting control platform enables existing and new buildings to provide quality, convenient and affordable, dimmable and color-tunable, circadian and human-centric lighting capabilities. In addition, our patent-pending UVCD technologies and products aim to provide effective, reliable and affordable UVCD solutions for buildings, facilities and homes. Energy Focus’ customers include U.S. and U.S. ally navies, U.S. federal, state and local governments, healthcare and educational institutions, as well as Fortune 500 companies. Since 2007, Energy Focus has installed approximately 900,000 lighting products across the U.S. Navy fleet, including tubular LEDs, waterline security lights, explosion-proof globes and berth lights, saving more than five million gallons of fuel and 300,000 man-hours in lighting maintenance annually. Energy Focus is headquartered in Solon, Ohio. For more information, visit our website at www.energyfocus.com.
Investor Contact:
Hayden IR
Brett Maas
646-536-7331
ir@energyfocus.com